Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated April 24, 2018 with respect to the balance sheets of HyperSciences, Inc. as of December 31, 2017 and 2016, and the related statements of operations, changes in stockholders’ deficit and cash flows, and the related notes to the financial statements for the years then ended, which report is included in the Offering Circular dated on or about April 26, 2018.

DeCoria, Maichel & Teague, P.S. Spokane, Washington

April 26, 2018